Exhibit 99.6

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On December 14, 2012, Patheon Inc. (“Patheon,” the “Company,” “we,” “us” or “our”) completed the acquisition of all of the issued and outstanding shares of capital stock of Sobel USA Inc., a Delaware corporation (“Sobel USA”), and Banner Pharmacaps Europe B.V., a private limited company organized under the laws of The Netherlands (“Banner Europe,” and together with Sobel USA, “Banner”) from Sobel Best N.V. and VION Holding, N.V., each corporations organized under the laws of The Netherlands, for an aggregate purchase price of approximately $271.6 million (the “Acquisition”). Banner is a pharmaceutical business focused on delivering proprietary softgel formulations, with four manufacturing facilities and a number of proprietary technologies and products.

The Acquisition is accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Subtopic 805-10, “Business Combinations,” and the fair value concepts set forth in ASC Subtopic 820-10, “Fair Value Measurements and Disclosures.” Under ASC 805-10, the total purchase price for Banner was allocated to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date. The allocation of the purchase price is based on estimates and assumptions that are subject to change within the measurement period. The excess of the purchase price over the fair values of the assets acquired and liabilities assumed was recorded as goodwill. Goodwill largely consists of geographic expansion of product sales, manufacturing and other synergies of the combined companies, and the value of the assembled workforce.

The accompanying unaudited pro forma combined financial statements give effect to (i) the Acquisition; (ii) Patheon’s entry into a senior secured credit facility comprised of (a) a secured term loan in the amount of $575.0 million and (b) a secured revolving credit facility of up to $85.0 million (collectively, the “Credit Facility”), (iii) the refinancing (the “Refinancing”), whereby Patheon and its subsidiaries (including Sobel USA and Banner Europe) refinanced or repaid all of their existing third-party indebtedness for borrowed money, subject to certain exceptions, and (iv) the rights offering (the “Rights Offering”), which involved a pro rata distribution to all holders of Patheon’s restricted voting shares as of 5:00 p.m. (Toronto time) on November 27, 2012 of transferable subscription rights to purchase restricted voting shares at a price of, at such holder’s choice but subject to any additional restrictions any broker, dealer, bank or other nominee may impose, either US$3.19 per whole share or CAD$3.19 per whole share. These unaudited pro forma combined financial statements are provided for informational purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined companies.

The accompanying unaudited pro forma combined financial statements are based on the historical financial statements of Patheon, Sobel USA and Banner Europe. Patheon’s fiscal year end is October 31, Sobel USA’s fiscal year end is the Saturday of each year closest to December 31, and Banner Europe’s fiscal year end is December 31. In preparing these statements, certain historical financial information for Sobel USA and Banner Europe was recast into a reportable period representing the 12 months ending September 30, 2012. This recasted reporting period is comparable to and within 93 days of the end of Patheon’s reporting period. To arrive at Sobel USA’s and Banner Europe’s statements of operations for the 12 months ended September 30, 2012, we added these entities results of operations for the nine months ended September 30, 2012, and subtracted the results for the nine months ended September 30, 2011, to these entities’ results of operations for the year ended December 31, 2011.

The unaudited pro forma combined statement of operations for the year ended October 31, 2012 gives effect to the Acquisition, the Refinancing, the entry into the Credit Facility and the Rights Offering as if each had been completed on November 1, 2011. The unaudited pro forma combined balance sheet gives effect to these transactions as if they had been completed on October 31, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transactions described above, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of Patheon and Banner. The unaudited pro forma combined financial statements do not reflect any operating efficiencies, cost savings, revenue enhancements or other synergies that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the completion of the transactions are also not reflected in the pro forma statements.

The pro forma adjustments are based on information available as of the date that Patheon has filed this Current Report on Form 8-K/A. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. These preliminary assumptions and estimates are subject to change as Patheon finalizes the valuations of the assets acquired and liabilities assumed in connection with the Acquisition. Therefore, final adjustments may differ from the pro forma adjustments presented herein.

Patheon is reviewing Sobel USA’s and Banner Europe’s accounting policies to determine whether to harmonize any differences in policies. These unaudited pro forma combined financial statements do not assume any material differences in accounting policies.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of Patheon, Sobel USA and Banner Europe, which were (in the case of Patheon’s financial statements) included in Patheon’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 17, 2012 or are (in the case of Banner’s financial statements) included in Patheon’s Form 8-K filed with the SEC on November 19, 2012 and also filed as exhibits to this Current Report on Form 8-K/A.

PATHEON INC., SOBEL USA INC. AND BANNER PHARMACAPS EUROPE B.V.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(in millions of U.S. dollars, except loss per share)

	Historical
	Patheon	Sobel USA Inc.	Banner Europe B.V	Pro Forma Adjustments		Pro Forma Combined
	Year Ended October 31, 2012	Twelve Months Ended September 30, 2012	Twelve Months Ended September 30, 2012
	$					$
Revenues	749.1	229.9	40.4	—		1,019.4
Cost of goods sold	589.8	174.2	31.7	5.1	a	800.8

Gross profit	159.3	55.7	8.7	(5.1)		218.6
Selling, general and administrative expenses	128.6	34.0	3.7	5.1	b	171.4
Research and development	—	10.5	3.1	—		13.6
Repositioning expenses	6.1	—	—	—		6.1
Acquisition-related costs	3.2	—	—	(3.2)	c	—
Impairment charge	57.9	—	—	—		57.9
Loss on sale of capital assets	0.4	—	—	—		0.4

Operating (loss) income	(36.9)	11.2	1.9	(7.0)		(30.8)
Interest expense, net	26.5	1.5	—	20.3	d	48.3
Foreign exchange loss, net	0.5	0.6	0.1	—		1.2
Other (income) expense, net	(0.9)	(0.1)	(0.4)	—		(1.4)

(Loss) income from continuing operations before income taxes	(63.0)	9.2	2.2	(27.3)		(78.9)
Provision for income taxes	43.4	2.0	0.5	(6.9)	e	39.0

(Loss) income from continuing operations	(106.4)	7.2	1.7	(20.4)		(117.9)
Loss from discontinued operations	(0.3)	—	—			(0.3)

Net (loss) income attributable to restricted voting shareholders	(106.7)	7.2	1.7	(20.4)		(118.2)

Basic and diluted loss per share
From continuing operations	$(0.824)					$(0.848)
From discontinued operations	$(0.002)					$(0.002)

	$(0.826)					$(0.850)

Average number of shares outstanding during period - basic and diluted (in thousands)	129,168			9,874	f	139,042

PATHEON INC., SOBEL USA INC. AND BANNER PHARMACAPS EUROPE B.V.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

(in millions of U.S. dollars)

	Historical
	Patheon October 31, 2012	Sobel USA Inc. September 30, 2012	Banner Europe B.V September 30, 2012	Pro Forma Adjustments		Pro Forma Combined

	$					$

Assets
Current
Cash and cash equivalents	39.4	8.7	2.2	(22.9)	g	27.4
Accounts receivable	161.7	46.7	5.5	—		213.9
Inventories	82.3	43.3	4.3	5.0	h	134.9
Income taxes receivable	0.4	—	—	—		0.4
Prepaid expenses and other	11.9	6.1	0.5	—		18.5
Deferred tax assets - short-term	4.3	2.1	—	—		6.4
Loans to related parties	—	9.2	—	(9.2)	i	—

Total current assets	300.0	116.1	12.5	(27.1)		401.5

Capital assets	416.4	66.2	10.6	12.4	j	505.6
Intangible assets	—	0.3	—	74.8	k	75.1
Deferred financing costs	4.9	—	—	17.2	l	22.1
Deferred tax assets	—	0.6	—	—		0.6
Goodwill	3.5	—	—	46.5	m	50.0
Investments	6.3	—	—	—		6.3
Other long-term assets	11.8	0.2	0.4	—		12.4

Total assets	742.9	183.4	23.5	123.8		1,073.6

Liabilities and shareholders’ equity
Current
Short-term borrowings	2.4	4.9	—	(4.9)	n	2.4
Short-term borrowings - from related parties	—	3.7	0.6	(4.3)	i	—
Accounts payable and accrued liabilities	186.2	22.9	4.4	(1.0)	g	212.5
Income taxes payable	5.7	—	—	—		5.7
Deferred revenues - short-term	13.9	—	—	—		13.9
Deferred tax liabilities - short-term	—	—	—	1.5	q	1.5
Loans from related parties	—	8.7	1.5	(10.2)	i	—
Current portion of long-term debt	—	—	—	5.8	o	5.8

Total current liabilities	208.2	40.2	6.5	(13.1)		241.8

Long-term debt	310.7	—	—	261.3	g	572.0
Long-term debt with related parties	—	55.0	—	(55.0)	p	—
Deferred revenues	28.9	—	—	—		28.9
Deferred tax liabilities	23.0	8.5	—	26.8	q	58.3
Other long-term liabilities	47.8	0.7	—	—		48.5

Total liabilities	618.6	104.4	6.5	220.0		949.5

Shareholders’ equity
Restricted voting shares	572.5	—	—	29.1	g	601.6
Contributed surplus	16.5	57.5	22.5	(80.0)	r	16.5
Deficit	(478.6)	34.5	(4.7)	(59.1)	g,l,r	(507.9)
Accumulated other comprehensive income	13.9	(13.0)	(0.8)	13.8	r	13.9

Total shareholders’ equity	124.3	79.0	17.0	(96.2)		124.1

Total liabilities and shareholders’ equity	742.9	183.4	23.5	123.8		1,073.6

1. Description of Transactions

Acquisition

On December 14, 2012, Patheon Inc. (“Patheon,” the “Company,” “we,” “us” or “our”) completed the acquisition of all of the issued and outstanding shares of capital stock of Sobel USA Inc., a Delaware corporation (“Sobel USA”), and Banner Pharmacaps Europe B.V., a private limited company organized under the laws of The Netherlands (“Banner Europe,” and together with Sobel USA, “Banner”) from Sobel Best N.V. and VION Holding, N.V., each corporations organized under the laws of The Netherlands, for an aggregate purchase price of approximately $271.6 million (the “Acquisition”). Banner is a pharmaceutical business focused on delivering proprietary softgel formulations, with four manufacturing facilities and a number of proprietary technologies and products.

Entry into the Credit Facility and Related Refinancing

Pursuant to a debt financing commitment letter entered into on October 28, 2012 and in connection with the closing of the Acquisition, on December 14, 2012, Patheon entered into a new senior secured credit facility, comprised of (i) a secured term loan in the amount of $575.0 million (the “Secured Term Loan”) and (ii) a secured revolving credit facility of up to $85.0 million (the “Secured Revolving Facility” and, together with the Secured Term Loan, the “Credit Facility”). The Secured Term Loan bears interest at a rate per annum equal to, at Patheon’s option, LIBOR plus 6.00%, with a LIBOR “floor” of 1.25%, or an alternate base rate plus 5.00%, with an alternate base rate “floor” of 2.25%. Borrowings under the Secured Revolving Facility bear interest at a rate per annum equal to, at Patheon’s option, an adjusted eurodollar rate for the applicable currency plus 5.50% or, if available, an alternate base rate for the applicable currency plus 4.50%. Patheon will also pay a commitment fee of 0.50% per annum on the unused portion of the Secured Revolving Facility with a step down to 0.375% when its first lien leverage ratio is less than or equal to 3.00 to 1.00.

In connection with the Acquisition and the entry into the Credit Facility, Patheon and its subsidiaries (including Sobel USA and Banner Europe) refinanced or repaid all of their existing third-party indebtedness for borrowed money, subject to certain exceptions (the “Refinancing”). As part of the Refinancing, effective December 14, 2012, Patheon terminated all commitments and repaid all amounts owed under its $75.0 million asset-based revolving credit facility (the “ABL”). In addition, on November 26, 2012, Patheon commenced a cash tender offer for its $280.0 million 8.625% senior secured notes due April 15, 2017 (the “Notes”). As of 12:00 midnight, New York City time, on December 13, 2012, $279.4 million principal amount of the Notes had been tendered and not validly withdrawn, representing approximately 99.80% of the aggregate outstanding principal amount of the Notes. On December 14, 2012, Patheon paid an aggregate of approximately $307.2 million to purchase the Notes tendered prior to December 14, 2012. In addition, Patheon deposited with the trustee in respect of the Notes sufficient funds to redeem the remaining outstanding Notes on January 23, 2013 and pay accrued and unpaid interest thereon. As a result, Patheon was released from its obligations under the Notes and the indenture governing the Notes pursuant to the satisfaction and discharge provisions of such indenture.

Rights Offering

On December 3, 2012, Patheon mailed the holders of record of its restricted voting shares as of November 27, 2012 offering materials related to a $30.0 million offering of transferable subscription rights, with every 13.75 rights entitling the holder thereof to subscribe for one whole restricted voting share at a price of, at such holder’s choice, either US$3.19 per whole share or CAD$3.19 per whole share (the “Rights Offering”). The Rights Offering expired on December 28, 2012. The Rights Offering was fully subscribed for with gross proceeds totaling approximately $30 million. Effective on December 31, 2012, Patheon issued 9,403,483 restricted voting shares as a result of the rights offering. This issuance represented approximately 7.2% of Patheon’s restricted voting shares issued and outstanding prior to the Rights Offering.

2. Basis of Presentation

The accompanying unaudited pro forma combined financial statements are based on the historical financial statements of Patheon, Sobel USA and Banner Europe. Patheon’s fiscal year end is October 31, Sobel USA’s fiscal year end is the Saturday of each year closest to December 31, and Banner Europe’s fiscal year end is December 31. In preparing these statements, certain historical financial information for Sobel USA and Banner Europe was recast into a reportable period representing the 12 months ending September 30, 2012. This recasted reporting period is comparable to and within 93 days of the end of Patheon’s reporting period. To arrive at Sobel USA’s and Banner Europe’s statements of operations for the 12 months ended September 30, 2012, we added these entities results of operations for the nine months ended September 30, 2012, and subtracted the results for the nine months ended September 30, 2011, to these entities’ results of operations for the year ended December 31, 2011.

The unaudited pro forma combined statement of operations for the year ended October 31, 2012 gives effect to the Acquisition, the Refinancing, the entry into the Credit Facility and the Rights Offering as if each had been completed on November 1, 2011. The unaudited pro forma combined balance sheet gives effect to these transactions as if they had been completed on October 31, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transactions described above, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results of Patheon and Banner. The unaudited pro forma combined financial statements do not reflect any operating efficiencies, cost savings, revenue enhancements or other synergies that may be achieved by the combined companies. In addition, certain nonrecurring expenses expected to be incurred within the first twelve months after the completion of the transactions are also not reflected in the pro forma statements.

The pro forma adjustments are based on information available as of the date that Patheon has filed this Current Report on Form 8-K/A. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. These preliminary assumptions and estimates are subject to change as Patheon finalizes the valuations of the assets acquired and liabilities assumed in connection with the Acquisition. Therefore, final adjustments may differ from the pro forma adjustments presented herein.

Patheon is reviewing Sobel USA’s and Banner Europe’s accounting policies to determine whether to harmonize any differences in policies. These unaudited pro forma combined financial statements do not assume any material differences in accounting policies. Amounts are presented in U.S. dollars, unless otherwise noted.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the historical financial statements of Patheon, Sobel USA and Banner Europe, which were (in the case of Patheon’s financial statements) included in Patheon’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 17, 2012 or are (in the case of Banner’s financial statements) included in Patheon’s Form 8-K filed with the SEC on November 19, 2012 and also filed as exhibits to this Current Report on Form 8-K/A.

3. Purchase Price Allocation

The Acquisition is accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Subtopic 805-10, “Business Combinations,” and the fair value concepts set forth in ASC Subtopic 820-10, “Fair Value Measurements and Disclosures.” Under ASC 805-10, the total purchase price for Banner was allocated to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date. The allocation of the purchase price is based on estimates and assumptions that are subject to change within the measurement period. The excess of the purchase price over the fair values of the assets acquired and liabilities assumed was recorded as goodwill. Goodwill largely consists of geographic expansion of product sales, manufacturing and other synergies of the combined companies, and the value of the assembled workforce.

The purchase price is $271.6 million, subject to working capital adjustments. The estimated fair values assuming the Acquisition was consummated on October 31, 2012 are as follows (in millions of dollars):

Cash and cash equivalents	10.9
Accounts receivable	52.2
Inventories	52.6
Prepaid expenses and other	6.6
Deferred tax assets - short-term	2.1
Capital assets	89.2
Intangible assets	75.1
Deferred tax assets	0.6
Other long-term assets	0.6

Total assets	289.9

Accounts payable and accrued liabilities	27.3
Deferred tax liabilities - short-term	1.5
Deferred tax liabilities - long-term	35.3
Other long-term liabilities	0.7

Net assets attributable to the acquired companies	225.1

4. Pro Forma Adjustments

The Sobel USA and Banner Europe columns reflect these entities’ actual balance sheets as of September 30, 2012 and statements of operations for the 12 months ended September 30, 2012.

Pro Forma Combined Statement of Operations

a.	Represents the following components:

•

An increase of $5.0 million in cost of goods sold for the year ended October 31, 2012 related to the increase in the fair value of inventory for Sobel USA and Banner Europe that will be amortized into the cost of goods sold as that inventory is sold.

•	An increase of $0.1 million in cost of goods sold for the year ended October 31, 2012, resulting from depreciation expense relating to the fair values of acquired property and equipment.

b.	Represents the following components:

•	The elimination of a management fee to parent of $0.3 million for Sobel USA for the year ended October 31, 2012.

•	An increase of $5.4 million in selling, general and administrative expenses for the year ended October 31, 2012, resulting from amortization expense relating to fair values of acquired intangibles.

c.	Represents $3.2 million in acquisition-related costs, including legal and consulting fees, which were directly attributable to the Acquisition but which are not expected to have a continuing impact.

d.	Represents the following components:

•

An increase in interest expense of $41.5 million from the Secured Term Loan (based on the LIBOR in effect on November 1, 2011) and $1.2 million from the Secured Revolving Facility (based on the adjusted eurodollar rate in effect on November 1, 2011). If interest rates were to change by 0.125%, Patheon’s annual interest expense under the Credit Facility would change by approximately $0.7 million.

•	An increase of $5.0 million of amortization of the deferred financing costs related to the Secured Term Loan and $0.7 million related to the Secured Revolving Facility.

•	A decrease of $24.2 million of Patheon’s interest expense related to the repayment of Patheon’s outstanding Notes and $1.3 million from the extinguishment of its ABL.

•	A decrease of $1.5 million of Sobel USA’s interest expense due to the extinguishment of Sobel USA’s loan from its previous parent.

•	A decrease of $1.2 million of amortization expense on the deferred financing costs related to the extinguishment of the Notes and the ABL.

e.	Represents the tax impact of the pro forma adjustments listed above based on a statutory rate of 25.25%.

f.	At the time of the consummation of the Rights Offering, the fair value of our restricted voting shares was 5.6%, or $0.18 per share, higher than the Rights Offering subscription price of $3.19; therefore basic and diluted loss per share was restated for all periods, similar to a stock dividend. Based on the discount of the subscription price to the fair value of our restricted voting shares, our weighted average number of shares outstanding for the year ended October 31, 2012 would be deemed to increase by 471,283 shares. This deemed increase would result in an increase in our basic and diluted net loss for the year ended October 31, 2012, to $0.85 per share.

Pro Forma Combined Balance Sheet:

g.	Represents the following components:

•	Proceeds of $557.7 million from the Secured Term Loan, reduced by the $17.3 million original issue discount.

•

Net proceeds of $29.1 million from the Rights Offering, pursuant to which Patheon issued 9,403,483 restricted voting shares for gross proceeds of $30.1 million, net of $0.9 million in offering expenses.

•	Net proceeds of $20.0 million from borrowings under the Secured Revolving Facility.

•	The cash payment of $280.0 million for the repayment of the Notes.

•	The decrease in cash resulting from the $271.6 million applied towards the purchase of Banner.

•	The cash payment of $30.7 million for the extinguishment of the ABL.

•	The cash payment of $23.8 million for early redemption penalty related to the repayment of the Notes and $1.0 million in fees associated with the Credit Facility.

•	The cash payment of $18.1 million for debt issuance costs associated with the Secured Term Loan and $3.6 million for the Secured Revolving Facility.

•	The cash payment $1.0 million for accrued interest on the Notes.

h.	Represents an adjustment to reflect the fair value of inventories acquired in the Acquisition.

i.	Represents the elimination of related party loans between Sobel USA and Banner Europe and repayment of Sobel USA’s short-term loan to its previous parent.

j.	Represents an adjustment to reflect the fair value of property and equipment acquired in the Acquisition.

k.	Represents an adjustment to reflect the fair value of intangible assets acquired in the Acquisition.

l.	Represents the following components:

•	The capitalization of $21.7 million of debt issuance costs associated with the new term loan facility.

•	The write-off of $4.5 million of Patheon’s unamortized deferred financing fees related to the repayment of the Notes.

m.	Represents the excess of the purchase price over the net assets acquired in the Acquisition.

n.	Represents repayment by Sobel USA of its third-party borrowings at closing.

o.	Represents the current portion of the Secured Term Loan.

p.	Represents the settlement of Sobel USA’s long-term loan due to its previous parent.

q.	Represents the deferred tax liabilities related to the fair value adjustments of the assets acquired in the Acquisition.

r.	Represents the following components:

•	The elimination of Sobel USA’s contributed surplus of $57.5 million and Banner Europe’s contributed surplus of $22.5 million.

•	The elimination of Sobel USA’s retained earnings of $34.5 million and Banner Europe’s accumulated deficit of $4.7 million.

•	The elimination of Sobel USA’s accumulated other comprehensive loss of $13.0 million and Banner Europe’s accumulated other comprehensive loss of $0.8 million.